RiverNorth Opportunities Fund, Inc. POS EX

Exhibit 99.k.10

RIVERNORTH OPPORTUNITIES FUND, INC.

AMENDMENT NO. 1 TO
DISTRIBUTION AGREEMENT

September 21, 2021

ALPS Distributors, Inc.

1290 Broadway, Suite 1000

Denver, Colorado 80203

Ladies and Gentlemen:

Reference is made to the Distribution Agreement dated November 11, 2020 (the “Distribution Agreement”), by and between RiverNorth Opportunities Fund, Inc.. a Maryland corporation (the “Fund”), and ALPS Distributors, Inc., as principal underwriter and placement agent (the “Distributor”), regarding the offer and sale of up to 3,196,130 shares of common stock, par value $ 0.0001, of the Fund, from time to time, through sub-placement agents, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended.

A. Amendments to Distribution Agreement. The Distribution Agreement is amended as follows, effective as of the date hereof:

1. The first sentence of Section 1(a) of the Distribution Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Subject to the terms and conditions of this Agreement, the Fund hereby appoints the Distributor as its principal underwriter and placement agent for up to 8,196,130 Common Shares of the Fund to be offered pursuant to the registration statement on Form N-2 (File No. 333-257554 and 811-22472), filed by the Fund under the Securities Act and the Investment Company Act (the “Registration Statement”), through ATM offerings from time to time (the "Shares") and the Fund agrees that it will issue such Shares as the Distributor may sell.”

2. The fourth sentence of Section 2(a) of the Distribution Agreement is hereby deleted and replaced in its entirety with the following:

“Except where the context otherwise requires, "Prospectus Supplement," as used herein, means the final prospectus supplement, including the related statement of additional information, relating to the Shares, filed by the Fund with the Commission pursuant to Rule 424 under the Securities Act, in the form furnished by the Fund to the Distributor in connection with the offering of the Shares.”

B. Prospectus Supplement. The Fund shall file an amended or revised Prospectus Supplement reflecting this Amendment within two (2) business days of the date hereof.

C. No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Distribution Agreement shall continue in full force and effect.

D. Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

E. Governing Law. This Amendment shall be governed by the terms of Section 11 of the Distribution Agreement..

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

RIVERNORTH OPPORTUNITIES FUND, INC.

By:	/s/ Kathryn Burns
Name: Kathryn Burns Title: President

ACCEPTED as of the date first above written:

ALPS DISTRIBUTORS, INC.

By:	/s/ Stephen Kyllo
Name: Stephen Kyllo Title: SVP & Director